MuniHoldings California Insured Fund III, Inc.

File No. 811-8973

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

Alice Pellegrino, a Secretary to the Registrant, is subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant. A Form 4 should have been filed on her behalf by April 10, 1999; however a late filing was executed on December 10, 1999.